Exhibit 4.1

INCORPORATED UNDER THE LAWS OF THE NUMBER STATE OF MARYLAND SHARES ** ** ** ** SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION RITHM PROPERTY TRUST INC. a Corporation Incorporated Under the Laws of the State of Maryland Authorized Capital: 125,000,000 Shares of Common Stock 25,000,000 Shares of Preferred Stock THIS CERTIFIES THAT ** ** is the registered owner of ** ( )** fully paid and non-assessable shares of ________________________ Preferred Stock, $0.01 par value per share, of RITHM PROPERTY TRUST INC. (the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by its duly authorized agent upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Charter and Bylaws of the Corporation and any amendments thereto. IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by its duly authorized officers and its seal to be hereunder affixed the _____ day of __________________, 20_____. , Secretary , President SHARES PAR VALUE $0.01 EACH

CLASSES OF STOCK

The Corporation is authorized to issue Capital Stock of more than one class or series, consisting of Common Stock and one or more classes or series of Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of any class or series of Preferred Stock before the issuance of such class or series of Preferred Stock. The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent they have been set, and (ii) the authority of the Board of Directors to set relative rights and preferences of subsequent series. Such request must be made to the Secretary of the Corporation at its principal office.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation's maintenance of its qualification as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation's Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% (in value or in number of shares) of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any restriction on transfer or ownership is violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN

OR DESTROYED, THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A

CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	Custodian	(Minor)
TEN ENT	-	as tenants by the entireties	under Uniform Gifts to Minors Act of		(State)
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common	Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, ________________________________________________________ HEREBY SELLS, ASSIGNS AND TRANSFERS UNTO

(PLEASE INSERT NAME AND ADDRESS OF ASSIGNEE, INCLUDING ZIP CODE)

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

__________________ (_____) Shares of _________________________________ Preferred Stock of the Corporation represented by this Certificate, and does hereby irrevocably constitutes and appoints _______________________________________ agent to transfer the said shares on the books of the Corporation, with full power of substitution in the premises.

Dated

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.